Exhibit 99.1

CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports YTD XATANET Sales Growth of 59 Percent
Third Quarter 2007 Results: Revenue Grows 7 Percent Over Last Fiscal Year
MINNEAPOLIS, August 2, 2007—XATA Corporation (Nasdaq:XATA), announced today that third quarter sales of $8.0 million grew by 7 percent compared to $7.4 million for the same period of fiscal 2006. For the nine months ended June 30, 2007, total net sales also increased 7 percent to $23.9 million, compared to $22.3 million for the same period of fiscal 2006. Sales of XATANET systems and subscriptions grew 18 percent and 59 percent, respectively, for the third quarter and the first nine months of fiscal 2007 versus the same periods in fiscal 2006. XATANET system and subscription sales contributed 63 percent and 71 percent of total net sales for the three and nine months ended June 30, 2007, respectively, compared to 58 percent and 48 percent for the same periods of fiscal 2006. Deferred revenue of $10.4 million decreased $1.6 million compared to the previous year end.
The growth in XATANET sales activity continues to replace revenue activity from its legacy OpCenter product platform. OpCenter platform sales decreased by 7 percent and 40 percent for the three and nine months ended June 30, 2007, respectively. The decrease of OpCenter sales was impacted by the fulfillment of a large order from a customer in the government sector during the nine months ended June 30, 2006.
“Although we are not content with seven percent growth on a year-over-year basis, we are pleased that our software-as-a-service, recurring business model now generates 71 percent of our total revenue stream versus 48 percent in fiscal 2006,” said Jay Coughlan, XATA chairman and CEO. “The investments we are making in research and development continue to expand the functionality in our XATANET host-based applications which will provide the visibility and control solutions that our customers need to reduce costs and increase compliancy.”
Non-GAAP earnings before interest, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends (modified EBITDA) increased as a result of XATANET revenue growth and improved margins. Modified EBITDA for the three months ended June 30, 2007 improved by 50 percent to a loss of $0.03 per share compared to a loss of $0.06 per share for the same period of fiscal 2006. For the nine months of June 30, 2007, modified EBITDA improved 33 percent to a loss of $0.06 per share, compared to a loss of $0.09 per share in the nine months of fiscal 2006.
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XATA Releases Third Quarter 2007 Results — Page 2
Gross margins as a percent of sales increased to 46 percent for the three months ended June 30, 2007 compared to 40 percent for the same period of fiscal 2006 as the result of increased XATANET subscription sales. Overall XATANET gross margins for the third quarter of fiscal 2007 increased to 39 percent, compared to 23 percent for the same quarter of fiscal 2006 due to XATANET subscription margins improving to 59 percent for the third quarter of fiscal 2007 in comparison to 31 percent in the same period last year.
For the nine months ended June 30, 2007 gross margins as a percent of sales improved to 45 percent in comparison to 43 percent for the same period last year. XATANET subscription margins have been driving this increase as subscription margins have improved to 56 percent for the nine months ended June 30, 2007 in comparison to 35 percent in the same period last year.
Selling, general and administrative costs were $10.1 million and $7.9 million for the nine months ended June 30, 2007 and 2006, respectively. The increase of $2.2 million was primarily due to increases in stock based compensation, legal costs and a write-off of capitalized system development costs related to a product that will not be going to market.
Research and development costs for the nine months ended June 30, 2007 of $3.3 million increased by $0.3 million compared to the same period of fiscal 2006. The increase in research and development costs was the result of spending associated with the company’s next release of fleet management solutions.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before interest, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends (modified EBITDA) and modified EBITDA per basic and diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
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XATA Releases Third Quarter 2007 Results — Page 3
About XATA
XATA is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our on-demand software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. Offered through a fee-based subscription service, XATA affordably oversees every truck in an organization’s fleet, from small fleets to fleets with thousands of vehicles. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments.
Based in Minneapolis, XATA revolutionized the trucking industry by being the first to introduce electronic driver logs and exception-based management reporting with automatic fleet information updates. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime. Today, XATA systems increase the productivity of more than 60,000 trucks at 1,925 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Investment Considerations and Risk Factors” in Part I, Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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XATA Releases Third Quarter 2007 Results — Page 4
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$7,984	$7,447	$23,920	$22,288

Cost of sales	4,282	4,437	13,133	12,739
Selling, general and administrative	3,620	2,580	10,115	7,895
Research and development	1,061	1,084	3,258	3,028

Total costs and expenses	8,963	8,101	26,506	23,662

Operating loss	(979)	(654)	(2,586)	(1,374)
Net interest income	104	95	280	129

Loss before income taxes	(875)	(559)	(2,306)	(1,245)
Income tax expense	—	—	—	—

Net loss	(875)	(559)	(2,306)	(1,245)

Preferred stock dividends and deemed dividends	(768)	(137)	(955)	(277)

Net loss to common shareholders	$(1,643)	$(696)	$(3,261)	$(1,522)

Net loss per common share — basic and diluted	$(0.21)	$(0.09)	$(0.41)	$(0.21)

Weighted average common and common share equivalents
Basic and Diluted	7,959	7,539	7,908	7,415

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XATA Releases Third Quarter 2007 Results — Page 5
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,	September 30,
	2007	2006
	(UNAUDITED)
Current assets
Cash and cash equivalents	$14,241	$6,354
Accounts receivable, net	3,709	5,260
Inventories	1,926	2,212
Deferred product costs	1,006	3,433
Prepaid expenses	356	270

Total current assets	21,238	17,529

Equipment and leasehold improvements, net	1,138	1,316
Capitalized system development costs, net	1,177	1,191
Deferred product costs, non-current	1,856	1,687

Total assets	$25,409	$21,723

Current liabilities
Note and capital lease obligations	$103	$94
Accounts payable	1,464	1,688
Accrued liabilities	2,220	2,674
Deferred revenue	3,685	6,728

Total current liabilities	7,472	11,184

Note and capital lease obligations, non-current	98	88
Deferred revenue, non-current	6,745	5,261

Total liabilities	14,315	16,533

Shareholders’ equity
Common stock	25,318	22,426
Preferred stock	15,697	9,424
Accumulated deficit	(29,921)	(26,660)

Total shareholders’ equity	11,094	5,190

Total liabilities and shareholders’ equity	$25,409	$21,723

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XATA Releases Third Quarter 2007 Results — Page 6
XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net loss to common shareholders	($1,643)	($696)	($3,261)	($1,522)

Adjustments:
Net interest income	(104)	(95)	(280)	(129)
Stock-based compensation	570	94	1,496	414
Depreciation and amortization expense	162	127	654	303
Preferred stock dividends and deemed dividends	768	137	955	277

Total adjustments	1,396	263	2,825	865

Non-GAAP EBITDA (a)	($247)	($433)	($436)	($657)

Non-GAAP EBITDA per diluted share	($0.03)	($0.06)	($0.06)	($0.09)

Shares used in calculating non-GAAP EBITDA per diluted share	7,959	7,539	7,908	7,415

a)	Non-GAAP modified EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation and preferred stock dividends and deemed dividends. Modified EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.
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